UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 16, 2007
(Date of Earliest Event Reported)

Dakota Growers Pasta Company, Inc.
(Exact name of registrant as specified in its charter)

North Dakota	000-50111	45-0423511
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of Incorporation)

One Pasta Avenue
Carrington, North Dakota 58421
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (701) 652-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02.                                       Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on May 16, 2007, the Board of Directors of Dakota Growers Pasta Company, Inc. (the “Company”) appointed Mr. Richard Thompson to the Company’s Board of Directors.  Mr. Thompson, age 55, is the co-founder and has been a managing member and chief executive officer of GO7 Brands, LLC since May 2006.  On February 9, 2007, the Company entered into a Stock Purchase Agreement (the “Agreement”) with MVC Capital, Inc. (“MVC”) and La Bella Holdings, LLC (“LBH”).  Pursuant to the Agreement, the Company agreed to sell one million (1,000,000) shares of the Company’s common stock to LBH, and upon closing of the purchase of common stock by LBH, to appoint Mr. Richard Thompson to the Company’s Board of Directors.  The transaction between the Company and LBH closed on May 10, 2007, and the Company’s Board of Directors appointed Mr. Thompson to the Board at a meeting held on May 16, 2007, which expanded the size of the Board from ten members to eleven members. For such time as LBH or an affiliate thereof beneficially owns 50% or more of the shares acquired by LBH pursuant to the Agreement (as adjusted for stock splits, stock dividends, share contributions and the like), LBH shall have the right to designate an individual to serve as a member of the Company’s Board of Directors, and the Company shall use its best efforts to accomplish the nomination and election of the LBH board member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA GROWERS PASTA COMPANY, INC.

By	/s/ Timothy J. Dodd
Timothy J. Dodd, President and Chief
Executive Officer

May 18, 2007